Exhibit 99.1

Aqua Metals Appoints David Kanen to Board of Directors

Experienced Investor Joins Board With a

Long-term View to Support Value Creation

Reno, Nev., July 28, 2022 (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ: AQMS) (“Aqua Metals" or the "Company”), which is reinventing metals recycling with its AquaRefining™ technology, today announced that it has named David Kanen, an experienced investor with specific expertise in emerging opportunities, to the Board of Directors, effective immediately.

Kanen currently serves as the managing member of Kanen Wealth Management, a registered investment adviser. Prior to founding Kanen Wealth Management, he held several investment advisory positions over the course of his career, including serving as an independent adviser for Aegis Capital and financial advisor for A.G. Edwards & Sons. Kanen formerly served on the board of directors for BBQ Holdings and U.S. Auto Parts.

“Aqua Metals has a long and successful history with David, as he played a key role in revamping our organizational leadership in 2018 and worked with our current team to build support with institutional investors for two years following the May 2018 leadership change,” commented

Vincent DiVito, Chairman of the Board. “We received important counsel from David in his role as a Board Advisor. Recently, the Board approached David about re-establishing a relationship with Aqua Metals, helping the Company to achieve its stated goals of revolutionizing the lithium-ion recycling industry. We are pleased to again benefit from his network, advice, and long-term support.”

“Helping Aqua Metals achieve its goals with its environmentally and economically superior AquaRefining technologies is personal for me,” commented Mr. Kanen. “I see a path for Steve and the entire team to achieve a leadership position in the ever-increasingly critical battery minerals industry. I am looking forward to contributing my expertise to help the Company achieve sustainable growth, and I believe the Company is at an important inflection point, setting the stage for a transformative period.”

Steve Cotton, President and Chief Executive Officer of Aqua Metals, added, “Dave already understands and appreciates the strength of Aqua Metals management and our entire board of directors. He can hit the ground sprinting, immediately adding value to our business journey, including our interface with the capital markets and our drive to near-term revenue and profitability. I am honored that Dave shares our future vision for growth and value creation and has agreed to join us as a valuable, independent director.”

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented hydrometallurgical AquaRefining™ technology. Unlike smelting, AquaRefining is a room temperature, water-based process that emits less pollution. The modular Aqualyzers™ cleanly generate ultra-pure metal one atom at a time, closing the sustainability loop for the rapidly growing energy storage economy. The Company’s offerings include equipment supply, services, and licensing of the AquaRefining technology to recyclers across the globe. Aqua Metals is based in Reno, Nevada. To learn more, please visit www.aquametals.com.

Aqua Metals Social Media

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its Twitter, LinkedIn and YouTube accounts at https://twitter.com/AquaMetalsInc (@AquaMetalsInc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/channel/UCvxKNWcB69K0t7e337uQ8nQ respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes", "estimates", "potential" and variations of such words or similar expressions that convey the uncertainty of future events or outcomes, or that do not relate to historical matters. The forward-looking statements in this press release include our expectations for our Aqua Metals Innovation Center, our ability to develop our AquaRefining technologies for the recycling of lithium-ion batteries and the expected benefits of our Innovation Center, the recycling of lithium-ion batteries and our deployment of AquaRefining technology and equipment to our Taiwan partner’s facility. Those forward-looking statements involve known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that we may not derive the expected benefits from our Aqua Metals Innovation Center; (2) the risk we may not be able to recycle lithium-ion batteries using our AquaRefining process or, if we do, derive the expected benefits from such recycling; (3) the risk that we may experience COVID-19 related delays in deploying equipment and technology to our Taiwan partner; (4) the risk that licensees may refuse or be slow to adopt our AquaRefining process as an alternative to smelting in spite of the perceived benefits of AquaRefining; (5) the risk that we may not realize the expected economic benefits from any licenses we may enter into; (6) the risk that we may not be able to access additional capital, through the sale of our TRIC facilities and equipment or otherwise, as and when needed and (7) those other risks disclosed in the section "Risk Factors" included in our Annual Report on Form 10-K filed on February 24, 2022. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Investor Relations

Contact: Robert Meyers, FNK IR

646-878-9204

aqms@fnkir.com

Public Relations Media

Contact: Ariane Wolff, Warner Communications

978-729-3542

ariane@warnerpr.com

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